Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111
P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2011

Tontitown, Arkansas, October 27, 2011......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $1,704,894 or diluted and basic loss per share of $0.19 for the quarter ended September 30, 2011, and net loss of $2,990,408 or diluted and basic loss per share of $0.33 for the nine month period then ended. These results compare to a net loss of $490,727 or diluted and basic loss per share of $0.05, and net income of $455,403 or diluted and basic earnings per share of $0.05, respectively, for the three and nine months ended September 30, 2010.

Operating revenues, including revenue from fuel surcharges, were $88,937,884 for the third quarter of 2011, a 2.6% increase compared to $86,706,023 for the third quarter of 2010. Operating revenues, including fuel surcharges, were $269,854,603 for the nine months ended September 30, 2011, a 6.3% increase compared to $253,790,755 for the nine months ended September 30, 2010.

Daniel H. Cushman, President of the Company, commented, “Our quarterly earnings release is never going to be acceptable until we are able to consistently report a profit, and then we will push to improve earnings each period. Obviously, we are not there yet.

I would like to preface the discussion regarding our quarter by pointing out two items that affect the comparability of the quarter ended September 30, 2011 versus 2010. The first involves the unfavorable settlement in August 2011 of a worker’s compensation claim related to an accident that occurred in January 2004 for approximately $1.0 million more than anticipated. The second was the sale of East Coast Transport & Logistics in September 2010 and the resulting gain on sale recorded in that quarter of approximately $.5 million. These two items affected the comparability of the quarters by approximately $1.5 million.

As discussed in the past several earnings releases, we continue to grow and diversify our customer base. We have transitioned from our largest customer comprising over forty percent of our revenue four years ago to approximately twenty percent today. Our diversification includes the addition of three customers to our top ten customer list that we did not do business with a year ago. Our rate per total mile improved by approximately $.10, or 7.6%, from $1.28 in the third quarter 2010 to $1.38 in the third quarter 2011, without a decline in utilization. However, increases in operating expenses, particularly in the areas of fuel, repairs, and depreciation outpaced our success in revenue growth and diversification.

Fuel costs – Our fuel efficiency, measured in miles per gallon, has improved by 3.2% for the third quarter 2011 over the third quarter 2010. We were confident that we would see an improvement in fuel efficiency with the new trucks that we have put in service in 2011, and we have. However, significant year over year gains have also been achieved in our older equipment by reducing our maximum road speed (both throttle and while in cruise control), by aggressively enforcing the use of our auxiliary power units, and by focusing on and managing proven fuel saving driving techniques with our drivers, among other things. We have worked extensively with equipment manufacturers to spec future equipment purchases to maximize fuel efficiency, and will continue to do so. Despite our efficiency successes outlined above, the national average price of diesel increased $.93, from $2.94 during the third quarter 2010 to $3.87 for the third quarter 2011, negatively impacting fuel expense net of fuel surcharges.

Repair costs – Despite having taken delivery of approximately 300 new tractors by the end of September, the majority of our fleet is still past optimum age and continues to result in excessive repair costs. Tractor repairs for the quarter ended September 30, 2011 exceeded the same quarter in 2010 by approximately $1.2 million. These costs will not diminish until we have replaced enough aged equipment with new equipment to significantly reduce the average age of our fleet. In order to deliver a reliable supply of equipment to meet operational demands and to maintain and improve our CSA scores it is imperative that our fleet remain well maintained.

Depreciation expense – During 2010, depreciation lives and salvage values were based on a fleet with extended lives.  After seeing the effect that aging our fleet had on our repair costs, fuel efficiency, and driver satisfaction, and the cost benefit of replacing the old equipment with new, mechanically sound, fuel efficient equipment, we implemented the current plan to reduce the average age of our fleet. In 2011, depreciation lives and salvage values were adjusted to reflect an accelerated equipment replacement cycle which increased depreciation $1.0 in the third quarter 2011 compared to the third quarter 2010.

Depreciation, repairs and fuel combined are up approximately $3.8 million for the quarter ended September 30, 2011 versus 2010.  Until we have fully implemented our plan to reduce the average age of our fleet, depreciation will be higher as a result of our decision to reduce fleet age, while repairs and fuel are based on the aged equipment that is currently in service, effectively incurring additional cost without immediately realizing the offsetting benefit. As our degree of completion in executing our plan increases, we should begin to see the benefit to repairs, fuel, driver recruitment and retention, and service reliability associated with the newer fleet.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue, before fuel surcharge	$70,616,157	$74,798,482	$213,219,669	$217,096,942
Fuel surcharge	18,321,727	11,907,541	56,634,934	36,693,813
	88,937,884	86,706,023	269,854,603	253,790,755

Operating expenses and costs:
Salaries, wages and benefits	30,275,768	27,776,038	88,490,423	81,746,198
Fuel expense	30,965,185	23,311,750	96,366,058	72,303,472
Operating supplies and expenses	10,363,520	7,852,497	28,848,040	21,942,674
Rent and purchased transportation	5,868,836	15,241,114	16,679,761	37,563,501
Depreciation	8,071,219	6,957,323	24,745,428	19,998,790
Operating taxes and licenses	1,188,797	1,292,981	3,712,334	3,614,027
Insurance and claims	3,113,108	3,218,946	9,825,635	9,652,213
Communications and utilities	554,990	685,719	1,904,760	2,055,408
Other	1,228,189	1,321,048	4,160,647	3,604,899
Loss (gain) on disposition of equipment	4,123	(471,872)	31,079	(501,254)
Total operating expenses and costs	91,633,735	87,185,544	274,764,165	251,979,928

Operating (loss) income	(2,695,851)	(479,521)	(4,909,562)	1,810,827

Interest expense	(375,179)	(590,728)	(1,356,708)	(1,697,649)
Non-operating income	172,609	271,324	1,325,080	659,283

(Loss) income before income taxes	(2,898,421)	(798,925)	(4,941,190)	772,461
Income tax (benefit) expense	(1,193,527)	(308,198)	(1,950,782)	317,058

Net (loss) income	$(1,704,894)	$(490,727)	$(2,990,408)	$455,403

Diluted (loss) earnings per share	$(0.19)	$(0.05)	$(0.33)	$0.05

Average shares outstanding – Diluted	8,941,163	9,414,607	9,142,278	9,419,100

	Quarter ended September 30,		Nine Months Ended September 30,
Truckload Operations	2011	2010	2011	2010

Total miles	48,178,945	47,107,260	147,188,224	145,284,559
Operating ratio*	104.20%	101.69%	102.60%	99.51%
Empty miles factor	9.12%	6.06%	7.95%	6.13%
Revenue per total mile, before fuel surcharge	$1.38	$1.28	$1.36	$1.25
Total loads	68,704	70,303	209,384	216,504
Revenue per truck per work day	$584	$540	$592	$547
Revenue per truck per week	$2,920	$2,700	$2,960	$2,735
Average company trucks	1,728	1,717	1,726	1,714
Average owner operator trucks	47	28	40	29

Logistics Operations
Total revenue	$4,266,822	$14,500,880	$13,417,421	$36,006,756
Operating ratio	97.92%	96.28%	97.92%	97.44%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.